Exhibit 3.4

LIMITED LIABILITY COMPANY AGREEMENT

OF

ILG, LLC

This limited liability company agreement (this “Agreement”) of ILG, LLC, a Delaware limited liability company (the “LLC”), is entered into by Ignite Holdco, Inc., a Delaware corporation, as the sole member (the “Member”), as of August 31, 2018.

WHEREAS, the LLC was previously a Delaware corporation and converted to a limited liability company pursuant to Section 266 of the Delaware General Corporation Law and Section 18-214 of the Delaware Limited Liability Company Act, as amended from time to time (the “Act”), by the filing of a Certificate of Conversion from corporation to limited liability company with the Secretary of State of the State of Delaware (the “Secretary of State”) and by the concurrent filing of a Certificate of Formation for ILG, LLC with the Secretary of State (the “Certificate of Formation”), and the Member hereby adopts and ratifies the Certificate of Formation and all acts taken by the sole organizer in connection therewith.

NOW, THEREFORE, the Member hereby agrees as follows:

1. Name.

(a) The name of the limited liability company is “ILG, LLC”. The business of the LLC may be conducted under any other name deemed necessary or desirable by the Member.

(b) The Member hereby continues the LLC as a limited liability company pursuant to the provisions of the Act and acknowledges that the rights, duties and liabilities of the Member shall be as provided in the Act except as provided in this Agreement.

2. Purpose. The object and purpose of, and the nature of the business to be conducted and promoted by the LLC is, engaging in any lawful act or activity for which limited liability companies may be formed under the Act and engaging in any and all activities necessary or incidental to the foregoing.

3. Registered Office; Registered Agent.

(a) The address of the registered office of the LLC in the State of Delaware is c/o Corporation Service Company, 251 Little Falls Drive, Wilmington, New Castle County, Delaware 19808.

(b) The name and address of the registered agent of the LLC for service of process on the LLC in the State of Delaware are Corporation Service Company, 251 Little Falls Drive, Wilmington, New Castle County, Delaware 19808.

4. Principal Office. The principal office of the LLC shall be 6262 Sunset Drive, Miami, Florida 33143, or such other place as the Board (as defined in Section 7) may determine from time to time. The Board may establish additional offices as it deems necessary.

5. Member. The name and the mailing address of the Member are as set forth in Annex A attached hereto. The Member shall have a limited liability company interest in the LLC as described in Section 11 and the rights, powers, duties and obligations as provided in the Act, except, to the extent permitted by the Act, as otherwise provided herein.

6. Authorized Persons. The Certificate of Formation was executed, delivered and filed with the Secretary of State of the State of Delaware. Such filing is hereby ratified and confirmed in all respects. Jeanette E. Marbett, William L. Harvey, John A. Galea, and any other person designated by the Board as an authorized person of the LLC (each, an “Authorized Person”) within the meaning of the Act, acting singly and not jointly, is authorized to execute, deliver and file any amendments to and/or restatements of the Certificate of Formation and any other certificates (and any amendments to and/or restatements thereof) permitted or required to be filed with the Secretary of State of the State of Delaware. The Board may revoke the status of any Authorized Person at any time, and may appoint additional Authorized Persons from time to time. Any Authorized Person shall execute, deliver and file or cause the execution, delivery and filing of any certificates, applications, instruments and other documents (and any amendments and/or restatements thereof) necessary for the LLC to qualify to do business in any jurisdiction in which the Board may wish the LLC to conduct business.

7. Management.

(a) The Board. The management and operation of the LLC shall be vested exclusively in the board of managers (the “Board”), acting directly or through its duly appointed agents or delegates, who shall have the power on behalf and in the name of the LLC to carry out any and all of the purposes of the LLC and to perform all acts and enter into and perform all contracts and other undertakings that it may deem necessary or advisable or incidental thereto. Each Manager shall be a “manager” (within the meaning of the Delaware Act) of the Company.

(b) Composition. The Board shall be comprised of three (3) individuals or such other number as the Member may from time to time determine (each, a “Manager”). Once designated, each Manager will serve on the Board until they resign or are removed pursuant to the terms of this Agreement, or their earlier death, disability or incapacity. The initial Board shall be comprised of Jeanette E. Marbett, William L. Harvey, and John A. Galea.

(c) Voting. The Board shall act upon a majority vote of those Managers present and constituting a quorum. A quorum of the Board shall consist of a majority of those Managers entitled to vote. Any Manager may vote in person or by proxy and shall be considered as present at any meeting of the Board if he shall deliver to any other Manager a written proxy authorizing such other Manager to act and vote on behalf of such absent Manager at any meeting of the Board. Any Manager may vote in person or by proxy and shall be considered as present at any meeting of the Board if he shall deliver to any other Manager a written proxy authorizing such other Manager to act and vote on behalf of such absent Manager at any meeting of the Board.

(d) Action by Written Consent. Any matter required or permitted to be decided at any meeting of the Board may be taken without a meeting, without a vote, if a consent or consents in writing setting forth the matter so decided shall be signed by a majority of the Managers entitled to vote thereon, and delivered to the LLC and each other Manager not executing the same

(e) Committees. The Board may delegate any or all of its powers to committees of the Boar. Any committee may be dissolved by the Board in its sole discretion.

8. Officers

(a) The Board may appoint individuals to act as agents or officers (each an “Officer” and collectively, the “Officers”) of the LLC with such titles and authority as shall be delegated to such persons by the Board from time to time. The initial Officers of the LLC and their respective offices and titles shall be the same as the officers and their respective offices and titles at ILG, Inc. immediately prior to the conversion of ILG, Inc. conversion into the LLC.

(b) Subject to the provisions of this Agreement, the Officers shall have such rights, powers, authority and responsibilities, general or specific, as may be expressly delegated to them pursuant to this Agreement or as determined from time to time by the Board. Officers shall be subject to removal with or without cause at any time by the Board.

(c) Upon authorization by the Board, any Officer, acting individually, on behalf of the LLC, is authorized to execute and deliver, any and all agreements, deeds, instruments, receipts, certificates and other documents, and to take all such other action as it may consider necessary or advisable in connection with the purposes of the LLC or the management of any entity for which the LLC serves as general partner, member, manager or other officer, without any vote or consent of any other person or entity, notwithstanding any other provision of this Agreement. The Board confirms that all determinations, decisions and actions made or taken by any of the Officers in accordance with this Agreement (including, for the avoidance of doubt, the first sentence of this Section 8(c)) shall be conclusive and absolutely binding upon the LLC and the Board, and their respective successors, assigns and personal representatives.

(d) Persons dealing with the LLC are entitled to rely conclusively upon the power and authority of the Officers as set forth in this Agreement. A certificate of any Officer certifying that such individual is an Officer, to the extent such individual was appointed by the Board pursuant to this Agreement, shall be conclusive evidence that such individual is an Officer, and such individual’s actions as an Officer, to the extent taken in accordance with this Agreement and the delegation of authority to such individual by the Board, shall be authorized and binding on the LLC.

9. Authorization. Notwithstanding any provision of this Agreement to the contrary, the LLC (on its own behalf and/or on behalf of any entity for which the LLC is the general partner, member, manager or other officer) is authorized, and the Board or any Officer (with respect to such Officer, solely to the extent acting in accordance with this Agreement and the delegation of authority to such Officer by the Board), acting individually, on behalf of the LLC (on its own behalf and/or on behalf of any entity for which the LLC is the general partner, member, manager or other officer) is hereby authorized, without any vote or consent of any other person or entity, to exercise all of the powers and rights that can be conferred upon limited liability companies formed pursuant to the Act and delegated or authorized by them thereunder, and may also engage in such other lawful business purposes or activity in which a limited liability company or its members may be engaged under applicable law (including the Act) and enter into any agreement or other undertaking, in each case which the Board deems reasonably necessary or advisable in connection therewith or incidental thereto.

10. Capital Contributions.

(a) The Member shall have no obligation to make any capital contributions to the LLC, but may make such capital contributions to the LLC as the Member may deem necessary or advisable in connection with the business of the LLC from time to time.

(b) The provisions of this Section 10 are intended solely to benefit the Member and, to the fullest extent permitted by law, shall not be construed as conferring any benefit upon any creditor of the LLC other than the Member (and no such creditor of the LLC shall be a third party beneficiary of this Agreement). The Member shall not have a duty or obligation to any creditor of the LLC to make any contribution to the LLC or to issue any call for capital pursuant to this Section 10.

11. Limited Liability Company Interests.

(a) All limited liability company interests in the LLC shall be expressed in terms of units with a par value of $0.01 per unit (each, a “Unit” and collectively, the “Units”), which shall constitute limited liability company interests under the Act in exchange for contributions of cash or property, the provision of services or such other consideration, as may be determined by the Board. The Units shall reflect and represent the entire interest of a member in the LLC. The LLC shall have the authority to issue up to one thousand (1,000) Units, all being of the same class (the “Authorized Capital”). Unless and until the LLC creates additional classes of limited liability company interests, the Units shall be the only class of limited liability company interests. Each Unit shall rank pari passu with every other Unit and shall entitle its owner to equal rights to any distribution of profits and assets on a winding up, dissolution or liquidation of the LLC, except for such specific obligations, rights and privileges as set forth in this Agreement.

(b) The name, number of Units owned and percentage ownership of the Member as of the date of this Agreement is set forth in Schedule 1 attached hereto (the “Unit Holders List”). The Member shall amend the Unit Holders List from time to time to reflect any change pursuant to this Agreement in any of the foregoing with respect to the Member. The percentage ownership of the Member shall be automatically adjusted from time to time upon the issuance or transfer of Units in accordance with this Agreement, and the Unit Holders List shall be amended accordingly.

(c) The Authorized Capital may at any time be increased or decreased, including, without limitation, the creation of a new class of Units, by a resolution of the Board.

(d) Each Unit shall constitute a “security” within the meaning of, and be governed by, (i) Article 8 of the Uniform Commercial Code (including Section 8-102(a)(15) thereof) as in effect from time to time in the State of Delaware and (ii) Article 8 of the Uniform Commercial Code of any other applicable jurisdiction that now or hereafter substantially includes the 1994 revisions to Article 8 thereof as adopted by the American Law Institute and the National Conference of Commissioners on Uniform State Laws and approved by the American Bar Association on February 14, 1995, including, in each case, for purposes of the grant, pledge, attachment or perfection of a security interest in any Units. To the extent that any provision of this Agreement is inconsistent with any non-waivable provision of Article 8 of the Uniform Commercial Code as in effect in the State of Delaware (6 Del. C. §§ 8-101 et seq.), such provision of Article 8 of the Uniform Commercial Code shall control.

12. Distributions.

(a) The Member shall not be entitled to interest on its capital contributions to the LLC or have the right to distributions or the return of any contribution to the capital of the LLC, except for distributions in accordance with this Section 12 or upon dissolution of the LLC in accordance with Section 17. To the fullest extent permitted by law, the Member shall not be liable for the return of any such amounts. Notwithstanding any provision in this Agreement to the contrary, the LLC shall not make a distribution to the Member on account of its interest in the LLC if such distribution would violate the Act or other applicable law.

(b) Distributions shall be made either in cash or in kind to the Member at the times and in the aggregate amounts determined by the Member.

13. Fiscal Year; Tax Matters.

(a) The fiscal year of the LLC for accounting and tax purposes shall terminate on December 31 in each year except as otherwise required by the Internal Revenue Code of 1986, as amended (the “Code”), and the Treasury Regulations promulgated thereunder.

(b) Proper and complete records and books of account of the business of the LLC, including Annex A, shall be maintained at the LLC’s principal place of business. The LLC is intended to be classified and treated as an entity disregarded as separate from its sole owner, the Member, for U.S. federal, state and local income tax purposes and no election to the contrary shall be made without the written consent of the Member. The LLC’s books of account shall be maintained on a basis consistent with such treatment and on the same basis utilized in preparing the Member’s U.S. federal income tax returns. The Member and its duly authorized representatives may, for any reason reasonably related to its interest as a member of the LLC, examine the LLC’s books of account and make copies and extracts therefrom at its own expense. The records of the LLC shall be maintained for three years following termination of the LLC.

14. Assignments and Transfers of Interests. The Member may transfer all or any portion of its limited liability company interest in the LLC and any and all rights and/or obligations associated therewith to any person or entity at any time. The transferee of an interest in the LLC shall be admitted to the LLC as a member of the LLC upon its execution of a counterpart signature page to this Agreement, or some other written instrument reasonably acceptable to the Member in which it agrees to be bound by the terms of this Agreement. If the transferring member of the LLC is the sole member of the LLC and transfers all of its interest in the LLC, such admission shall be deemed effective immediately prior to the transfer and immediately following such admission, the transferor Member shall cease to be a member of the LLC. Notwithstanding anything to the contrary herein, following the transfer of the Member’s entire limited liability company interest in the LLC to a single transferee and the admission of such transferee as a member of the LLC, the definition of “Member” shall be deemed to mean such transferee.

15. Admission and Withdrawal of Additional Members. One or more additional member(s) (each such member, an “Additional Member” and collectively, the “Additional Members”) may be admitted to the LLC with the written consent of the Member and any Additional Member(s). Upon the admission to the LLC of any Additional Member(s), if the LLC then has two or more members, the Member and the Additional Member(s) shall cause this Agreement to be amended and restated to reflect the admission of such newly admitted Additional Member(s) and the initial capital contribution, if any, of such newly admitted Additional Member(s); provided, that in any event and notwithstanding anything to the contrary, the Member acting alone may cause this Agreement to be so amended and restated. A member may resign from the LLC at any time. Receipt and acceptance of such resignation by the other member(s) of the LLC, in the case the LLC then has two or more members, shall not be necessary to make the resignation effective.

16. Liability of the Member. The Member, in its capacity as a member of the LLC, shall have no liability for the obligations or liabilities of the LLC or any of its subsidiaries or other affiliates, except to the extent provided in the Act and applicable law. Except as otherwise expressly provided in Section 18 or Section 22, nothing expressed in or implied by this Agreement shall be construed to confer upon or to give any person, except the Member, any rights or remedies under or by reason of this Agreement.

17. Dissolution.

(a) Subject to the occurrence of an event of dissolution pursuant to Section 17(b) the LLC shall have perpetual existence.

(b) The LLC shall dissolve, and its affairs shall be wound up, upon the first to occur of the following:

(i) the written consent of the Member,

(ii) at any time there is no member of the LLC unless the LLC is continued in accordance with the Act, or

(iii) the entry of a decree of judicial dissolution under Section 18-802 of the Act.

(c) In the event of dissolution, the LLC shall wind up its affairs (including the sale of the assets of the LLC) in an orderly manner, and the assets of the LLC shall be applied in the manner, and in the order of priority, set forth in Section 18-804 of the Act. As part of the winding up process, any amounts permitted to be distributed to the Member in accordance with Section 18-804 of the Act shall be distributed to the Member.

18. Indemnification.

(a) Right to Indemnification. The LLC shall indemnify and hold harmless, to the fullest extent permitted by applicable law as it presently exists or may hereafter be amended, any person who is a current or former Member, Manager, director or Officer of the LLC (a “Covered Person”) who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (a “Proceeding”), by reason of the fact that he or she, is or was a Member, Manager, director or Officer of the LLC or, while a Member, Manager, director or Officer of the LLC, is or was serving at the request of the LLC as a director or officer of another entity or enterprise, including service with respect to employee benefit plans, against all liability and loss suffered and expenses (including attorneys’ fees) reasonably incurred by such Covered Person. Notwithstanding the preceding sentence, except as otherwise provided in Section 18(c), the LLC shall be required to indemnify a Covered Person in connection with a Proceeding (or part thereof) commenced by such Covered Person only if the commencement of such Proceeding (or part thereof) by the Covered Person was authorized by its Member.

(b) Prepayment of Expenses. To the extent not prohibited by applicable law, the LLC shall pay the expenses (including attorneys’ fees) incurred by a Covered Person in defending any Proceeding in advance of its final disposition; provided, however, that, to the extent required by applicable law, such payment of expenses in advance of the final disposition of the Proceeding shall be made only upon receipt of an undertaking by the Covered Person to repay all amounts advanced if it should be ultimately determined that the Covered Person is not entitled to be indemnified under this Section 18 or otherwise.

(c) Claims. If a claim for indemnification or advancement of expenses under this Section 18 is not paid in full within 30 days after a written claim therefor by the Covered Person has been received by the LLC, the Covered Person may file suit to recover the unpaid amount of such claim and, if successful in whole or in part, shall be entitled to be paid the expense of prosecuting such claim. In any such action the LLC shall have the burden of proving that the Covered Person is not entitled to the requested indemnification or advancement of expenses under applicable law.

(d) Nonexclusivity of Rights. The rights conferred on any Covered Person by this Section 18 shall not be exclusive of any other rights that such Covered Person may have or hereafter acquire under any statute, provision of this Limited Liability Company Agreement, agreement, vote of stockholders or disinterested directors or otherwise.

(e) Other Sources. The LLC’s obligation, if any, to indemnify or to advance expenses to any Covered Person who was or is serving at its request as a director or officer of another entity or enterprise shall be reduced by any amount such Covered Person may collect as indemnification or advancement of expenses from such other entity or enterprise.

(f) Amendment or Repeal. Any amendment or repeal of the foregoing provisions of this Section 18 shall not adversely affect any right or protection hereunder of any Covered Person in respect of any act or omission occurring prior to the time of such amendment or repeal.

(g) Other Indemnification and Prepayment of Expenses. This Section 18 shall not limit the right of the LLC, to the extent and in the manner permitted by applicable law, to indemnify and to advance expenses to persons other than Covered Persons when and as authorized by appropriate limited liability company action.

19. Amendments. Except as otherwise provided in this Agreement or in the Act, this Agreement may only be amended by a written document, instrument or other writing, executed by the Member.

20. Successors and Assigns. This Agreement shall be binding upon the parties hereto and their respective successors, executors, administrators, legal representatives, heirs and legal assigns and shall inure to the benefit of the parties hereto and, except as otherwise provided herein, their respective successors, executors, administrators, legal representatives, heirs and legal assigns.

21. Governing Law. This Agreement shall be governed by, and construed under, the laws of the State of Delaware, without giving effect to principles of conflicts of laws, and all rights and remedies shall be governed by said laws. The provisions of the Act shall control as to any matters not set forth in this Agreement.

22. No Benefit of Creditors. The provisions of this Agreement are intended only for the regulation of relations between the Member and any former or prospective Members and the LLC. This Agreement is not intended for the benefit of non-Member creditors and no rights are granted to non-Member creditors under this Agreement.

Notwithstanding anything in this Section 23, each Covered Person is a third party beneficiary as set forth in Section 18.

23. Separability of Provisions. Each provision of this Agreement shall be considered separable, and if for any reason any provision or provisions herein are determined to be invalid, unenforceable or illegal under any existing or future law, such invalidity, unenforceability or illegality shall not impair the operation of or affect those portions of this Agreement that are valid, enforceable and legal.

24. Counterparts. This Agreement may be executed in any number of counterparts, including by facsimile or other electronic signature. All counterparts shall be construed together and shall constitute one instrument.

[Signature Page Follows]

IN WITNESS WHEREOF, the undersigned has executed this Agreement as of the date first above written.

MEMBER:

IGNITE HOLDCO, INC.

By:	/s/ William L. Harvey
Name:	William L. Harvey
Title:	EVP

[Signature Page to Limited Liability Company Agreement of ILG, LLC]

ANNEX A

Name and Address of the Member

Ignite Holdco, Inc.

6262 Sunset Drive

Miami, Florida 33143

SCHEDULE 1

Unit Holder List

Member Name	Units Owned	Percentage Ownership
Ignite Holdco, Inc.	100	100%